Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), by and between Keros Therapeutics, Inc. (the “Company”), and Annita Tanini (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”), is effective as of August 4, 2026 (the “Effective Date”).
R E C I T A L S

WHEREAS, Executive has been employed by the Company on an at-will basis as its Corporate Controller and Vice President, Finance, pursuant to the terms of the May 3, 2019 Offer Letter Agreement, as amended in part pursuant to that 2026 Compensation Package Letter (collectively, the “Offer Letter”);

WHEREAS,the Company desires to continue to employ Executive as the Company’s Corporate Controller and Vice President, Finance and interim principal financial officer and principal accounting officer, pursuant to the terms of the Agreement, which shall amend, restate, and supersede the Offer Letter in its entirety; and
WHEREAS, Executive desires to accept such continued employment and enter into such an agreement.
A G R E E M E N T
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will serve as Corporate Controller and Vice President, Finance and interim principal financial officer and principal accounting officer of the Company. Executive will continue to render such business and professional services in the performance of Executive’s duties, consistent with Executive's position within the Company, as shall reasonably be assigned to Executive by the Company’s Chief Executive Officer. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”
(b)Obligations. During the Employment Term, Executive will continue to perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”).
2.At-Will Employment. Subject to Sections 7, 8, and 9 below, the parties agree that Executive's employment with the Company will continue to be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary of $302,300.00 per year, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
(b) Annual Bonus. Executive will continue to be eligible to earn an annual discretionary bonus with a target amount equal to thirty percent (30%) of the Base Salary (“Target Bonus”). The amount of this bonus, if any, will be determined in the sole discretion of the Board and based, in part, on Executive’s performance and the performance of the Company during the calendar year. The Company will pay Executive this bonus, if any, by no later than March 1st of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date.
(c)Equity Awards. Throughout Executive’s employment, Executive has been granted various stock options (the “Options”) to purchase shares of the Company’s Common Stock with an exercise price equal to the fair market value of the date of the grant, and a restricted stock unit (“RSU”). The Options and the RSU shall continue to be subject to the terms and conditions of the company’s equity plan, the stock option agreement, and the RSU agreement, as applicable. During the Employment Term, Executive may be eligible to receive additional awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Executive shall be granted any such additional equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Any equity awards received by Executive up to the date hereof shall remain subject to the terms of any applicable plan or award agreement.
4.Employee Benefits. During the Employment Term, Executive will continue to be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.Vacation. Executive will be eligible to accrue a maximum of three (3) weeks paid vacation per year, in accordance with the Company’s vacation policy. On the fifth (5th)-year anniversary of Executive’s start date, Executive shall be eligible to accrue a maximum of four (4) weeks paid vacation per year, in accordance with the Company’s vacation policy. Vacation must be used in the calendar year it is accrued or it will be forfeited (unless otherwise prohibited by applicable law), subject to one (1) week of such accrued and unused vacation which may carried over to the subsequent year, in accordance with the Company’s vacation policy. Vacation shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility.
6.Business Expenses. During the Employment Term, the Company will continue to reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7.Termination on Death or Disability.
(a)Effectiveness. Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability (as defined below).
(b)Effect of Termination. Upon any termination for death or Disability, Executive (or Executive’s estate, as applicable) shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) in the event of a Disability, the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8.Involuntary Termination for Cause; Resignation Without Good Reason.

(a)Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause (as defined below) or Executive may resign from Executive’s employment with the Company at any time without Good Reason (as defined below). Termination for Cause, or Executive’s resignation without Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executive’s employment by the Company or deemed Good Reason for such resignation.

(b)Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.
9.Involuntary Termination Without Cause and Resignation for Good Reason.
(a)Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause at any time, subject to the following:
(i)Involuntary Termination by Company Without Cause or by Executive for Good Reason not in Connection with a Change in Control. If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, then, subject to the limitations of Sections 9(b) and 25 below, and in addition to all accrued but unpaid salary through the termination date and reimbursement for reasonable outstanding business expenses, Executive shall be entitled to receive:
(1)continuing payment of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of six (6) months from the date of such termination, to be paid in continuing installments in accordance with the Company’s normal payroll practices and Section 9(b) below.
(2)if Executive is eligible for and timely elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”), the Company will pay, on Executive’s behalf, on a monthly basis, the total cost of COBRA premiums for Executive and Executive’s eligible dependents, if any, until the earlier of (i) six (6) months from Separation Date, (ii) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (iii) such time as Executive becomes employed by another employer or self-employed through which you are eligible for health insurance (thereafter, Executive will be responsible for all COBRA premium payments, if any). Executive will be required to notify the Company immediately if Executive becomes eligible to enroll for health coverage under an insurance plan of a subsequent employer. For purposes of this Section, any applicable insurance premiums that are paid by the Company will not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
(3)no other severance payments or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.
(ii)Involuntary Termination by Company without Cause or by Executive for Good Reason in Connection with a Change of Control. If within one (1) month before or within twelve (12) months following a Change of Control (as defined below), Executive is involuntarily terminated by the Company or successor corporation for a reason without Cause (excluding any termination due to death or Disability), or

Executive resigns for Good Reason, then, subject to the limitations of Sections 9(b) and 25 below, and in addition to all accrued but unpaid salary through the termination date and reimbursement for reasonable outstanding business expenses, Executive shall be entitled to receive:
(1)continuing payment of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of six (6) months from the date of such termination, to be paid in continuing installments in accordance with the Company’s normal payroll practices and Section 9(b) below.
(2)a payment equal to one hundred percent (100%) of the Target Bonus for the year in which Executive’s employment is terminated. The Company shall pay the Target Bonus, subject to standard deductions and withholdings, in a lump sum on the first regularly scheduled payroll date following the date the Release becomes effective and can no longer be revoked provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.
(3)if Executive is eligible for and timely elects to continue health insurance coverage under COBRA, the Company will pay, on Executive’s behalf, on a monthly basis, the total cost of COBRA premiums for Executive and Executive’s eligible dependents, if any, until the earlier of (i) six (6) months from Separation Date, (ii) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (iii) such time as Executive becomes employed by another employer or self-employed through which you are eligible for health insurance (thereafter, Executive will be responsible for all COBRA premium payments, if any). Executive will be required to notify the Company immediately if Executive becomes eligible to enroll for health coverage under an insurance plan of a subsequent employer. For purposes of this Section, any applicable insurance premiums that are paid by the Company will not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
(4)Executive shall be entitled to acceleration of one hundred percent (100%) of Executive’s then-unvested and outstanding time-based vesting equity awards.
(5)No other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.
(b)Conditions Precedent. Any severance payments contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement (as defined below); and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including but not limited to non-competition, nondisparagement, and cooperation provisions) (the “Release”) and which will be provided by the Company no later than seven (7) days after the termination date and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 9 or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 25) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 25(b). Except as required by Section 25(b), any installment payments that would have been made to Employee during the sixty (60)-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the six (6)-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs at least five (5) business days after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs after leave five (5) business days after the date the Release becomes effective. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain (i) expense reimbursements under Section 6; (ii) any compensation or benefits otherwise required or available by law, including but not limited to Executive’s Base

Salary through the effective date of the termination, and Executive’s right to continue health care benefits under COBRA, at Executive’s cost; or (iii) any other compensation or benefits in accordance with written Company plans or policies, as then in effect.
10.Indemnification. Regardless of the manner of Executive’s termination, Executive will be indemnified to the extent permitted by law, for claims brought against Executive during or after Executive’s employment for the Company. The Company will indemnify Executive to the extent permitted by its charter and bylaws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys' fees, incurred or sustained by me in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer, director or employee of the Company. In connection with the foregoing, Executive will be covered under any liability insurance policy that protects other officers of the Company. The Company will provide Executive its standard indemnification agreement, which is subject to approval by the Board of Directors and is consistent with the agreement for the other directors and officers of the Company.
11.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Executive’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (vi) the Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below).
(b)Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning attributed to such term in the 2020 Equity Incentive Plan (the "2020 Plan").
(c)Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.
(d)Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material reduction of Executive’s duties, position or responsibilities; (ii) a material reduction in Executive’s Base Salary (other than a reduction of not more than ten percent (10%) that is applicable to similarly situated executives of the Company); (iii) a material breach of this Agreement by the Company; or (iv) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then present location will not be considered a material change in geographic location. Executive will not be deemed to have resigned for Good Reason unless (i) Executive first provides the Company with written notice of Executive’s intent to resign for Good Reason with a reasonable description of the acts or omissions allegedly constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason,” (ii) Executive provides the Company with reasonable cure period of not less than thirty (30) days following the date of such notice if such act or omission is capable of cure and (iii) Executive subsequently resigns within thirty (30) days following the expiration of the Company cure period.
(e)Company Matters.

(f)Proprietary Information and Inventions. During the Employment Term, Executive will continue to receive and have access to the Company’s confidential information and trade secrets. Accordingly, Executive acknowledges and reaffirms her obligations contained in the Invention Assignment, Non-Disclosure, and Business Protection Agreement (the “Confidential Information Agreement”), which Executive and Company previously executed, dated July 3, 2019, which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Executive agrees to continue to comply with the Confidential Information Agreement and understands that the Confidential Information Agreement is incorporated by reference herein.
(g)Resignation on Termination. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.
(h)Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement.
12.Arbitration.  To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149), will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Boston, Massachusetts by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. This arbitration provision shall not apply to any claim or cause of action to the extent applicable law prohibits subject such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual conduct, or unemployment or workers’ compensation claims brought before the applicable state government agency. In the event Executive or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state government agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this arbitration provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C § 401 et. seq., all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  Executive and the Company shall equally share all JAMS’ arbitration fees.  Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
13.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
14.Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer or e-mail. Notices sent via e-mail under this Section shall be sent to either the e-mail address in this Agreement, or for e-mails sent by the Company to Executive, to the last e-mail address on file with the Company.
15.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
16.Integration. This Agreement, together with the 2020 Plan, applicable award agreements and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
17.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
18.Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach
19.Governing Law. This Agreement will be governed by the laws of the State of Massachusetts (with the exception of its conflict of laws provisions).
20.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
21.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

22.Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
23.Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.
24.Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder or any state law of similar effect (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.
(b)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or that is otherwise exempt from the application of Section 409A, including, without limitation, any payment made as a result of an involuntary separation within the meaning of Section 409A, will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
(d)The payments and benefits set forth in this Agreement are intended to be exempt from or comply with the requirements of Section 409A and this Agreement shall be interpreted and construed in accordance with such intent to the maximum extent permissible. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Notwithstanding any of the foregoing, none of the Company nor any of its officers, employees, directors, agents or representatives guarantee that this Agreement complies with or is exempt from Section 409A and none of the foregoing shall have any liability for any failure of this Agreement to so comply or be so exempt.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”
KEROS THERAPEUTICS, INC.
By:     /s/ Jasbir Seehra
Name: Jasbir Seehra
Title: Chief Executive Officer
Address:
1050 Waltham St, Suite 302
Lexington, MA 02421
Attn: Jasbir Seehra
Email: jasbir@kerostx.com
“EXECUTIVE”
/s/ Annita Tanini
Annita Tanini
Address:
[***]
[***]

Fax Number:
Email: [***]____________________________

Enclosures
Duplicate Executive Employment Agreement

KEROS THERAPEUTICS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
SIGNATURE PAGE